EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, NY 11797 Tel. 516-677-0200

Financial Contact: Debra Wasser, VP of IR and Corp. Comm. 516-677-0200 x 1472

Trade Media Contact: Fran Brennen, Senior Director, Marcom, 516-677-0200 x1222

VEECO REPORTS SECOND QUARTER AND SIX MONTH 2005 RESULTS

Woodbury, NY, July 25, 2005 –Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the second quarter and six months ended June 30, 2005. Veeco reports its results on a GAAP basis, and also provides results excluding certain charges. Investors should refer to the attached table for further details of the reconciliation of GAAP operating income (loss) to earnings excluding certain charges.

Second Quarter 2005 Highlights

•                  Revenues were $103.4 million, up 10% sequentially from $93.9 million in the first quarter of 2005 and up 4% from $99.2 million in the second quarter of 2004, and above Veeco’s guidance of $90-95 million.

•                  Net loss was $0.4 million, ($0.02) per share, while earnings excluding certain charges were $0.09 per diluted share, both above Veeco’s guidance of a net loss between $0.11 and $0.06 per share, and earnings excluding certain charges between $0.04 and $0.07 per diluted share.

•                  Bookings were $118.6 million, up 20% sequentially from $98.9 million in the first quarter of 2005, down 5% versus the prior year second quarter, and above Veeco’s guidance of $90-95 million.

Edward H. Braun, Veeco’s Chairman and Chief Executive Officer, commented, “We are pleased that Veeco’s second quarter revenue, orders and earnings before interest, taxes and amortization (EBITA) exceeded both the prior quarter and our guidance.  Veeco is benefiting from its market diversity strategy and significant industry growth in the consumer electronics sector.  Data storage revenue increased 85% sequentially, reflecting the proliferation of small format, embedded hard drives in new high growth consumer devices.  Total Veeco revenue of $103.4 million increased 10% sequentially.”

Mr. Braun continued, “Veeco’s quarterly EBITA increased 130% sequentially as we continue to meet our quarterly gross margin improvement plan.  In addition, we generated nearly $9 million of cash while reducing inventory and receivable days’ sales outstanding.”

“Veeco’s quarterly bookings were $118.6 million, up 20% sequentially with significant increases in the data storage and semiconductor markets, up 33% and 31%, respectively.   Data storage orders were a record $60.4 million, reflecting a continued industry increase in capacity as well as technology investment in next-generation, higher areal density perpendicular thin film heads.  We received multi-million dollar orders from all five of the world’s leading data storage drive manufacturers.  Also notable in Veeco’s orders were the $50.2 million in Metrology bookings, a 15% sequential increase in our highest gross margin business.  Our increased backlog supports our outlook for flat to moderately higher 2005 revenue with significantly improved profitability compared to last year.  Veeco’s book-to-bill was a positive 1.15 to 1.0,” added Mr. Braun.

Second Quarter 2005 Results

Veeco’s revenues for the second quarter of 2005 were $103.4 million, $61.2 million from Process Equipment and $42.2 million from Metrology.  Within the Process Equipment revenues, Ion Beam and Mechanical Systems revenues were $46.6 million and Epitaxial revenues were $14.6 million.  Veeco’s second quarter 2005 revenues by market were 46% data storage, 16% semiconductor, 13% LED/Wireless and 25% scientific research. Revenues by region were 29% U.S., 29% Asia Pacific, 22% Europe and 20% Japan.  Veeco’s orders for the second quarter of 2005 were $118.6 million; $68.4 million from Process Equipment and $50.2 million from Metrology.  Within the Process Equipment bookings, Ion Beam and Mechanical Systems bookings were $56.0 million and Epitaxial bookings were $12.4 million. Veeco’s second quarter 2005 orders by market were 51% data storage, 16% semiconductor, 11% LED/wireless and 22% scientific research. Orders by region were 27% U.S., 19% Europe, 38% Asia Pacific and 16% Japan. The Company’s second quarter book-to-bill ratio was 1.15 to 1.0.

Veeco’s second quarter 2005 operating income was $2.0 million compared with operating income of $0.4 million in the second quarter of 2004.  Veeco’s second quarter 2005 EBITA was $6.1 million compared to $5.0 million in the second quarter of 2004.  Veeco’s second quarter 2005 net loss was $0.4 million, ($0.02) per share, compared to a net loss of $1.7 million, ($0.06) per share, in the second quarter of 2004.  Excluding certain charges, second quarter 2005 earnings were $0.09 per diluted share compared to $0.06 per diluted share a year ago.

First Six Month 2005 Results

Veeco’s revenues for the first six months of 2005 were $197.3 million; $111.5 million from Process Equipment and $85.8 million from Metrology.  Within the Process Equipment revenues, Ion Beam and Mechanical Systems revenues were $74.4 million and Epitaxial revenues were $37.1 million.  Veeco’s six month 2005 revenues by market were 37% data storage, 18% semiconductor, 18% LED/Wireless and 27% scientific research. Revenues by region were 32% U.S., 28% Asia Pacific, 22% Europe and 18% Japan.  Veeco’s orders for the first six months of 2005 were $217.5 million; $123.8 million from Process Equipment and $93.7 million from Metrology.  Within the Process Equipment six-month bookings, Ion Beam and Mechanical Systems bookings were $97.8 million and Epitaxial bookings were $26.0 million. Veeco’s six month 2005 orders by market were 49% data storage, 15% semiconductor, 12% LED/wireless and 24% scientific research. Orders by region were 32% U.S., 15% Europe, 36% Asia Pacific and 17% Japan. The Company’s book-to-bill ratio for the first six months of 2005 was 1.10 to 1.0.

Veecos’s operating income for the first six months of 2005 was $0.2 million compared with an operating loss of $1.3 million in the first six months of last year, despite the Company’s additional investment of $2.1 million in R&D for new products in 2005 versus 2004.  Veeco’s six month 2005 EBITA was $8.7 million compared to $9.7 million in the first six months of 2004. Veeco’s six month 2005 net loss was $5.2 million, ($0.17) per share, compared to a net loss of $4.4 million, ($0.15) per share in the first six months of 2004.  Excluding certain charges, earnings were $0.10 per diluted share in the first six months of 2005 compared to $0.11 per diluted share a year ago.

Veeco’s Outlook

Regarding Veeco’s outlook, Mr. Braun commented, “We remain focused and committed to our 2005 profit improvement plan and are pleased to be achieving our higher gross margin goals. While the HB-LED market remains weak, Veeco is experiencing favorable business conditions in the data storage, semiconductor and scientific research markets. Long term, we are optimistic about Veeco’s growth, driven by our multi-market opportunities to provide leading-edge process equipment and metrology solutions to data storage, HB-LED/wireless, semiconductor and scientific research customers.”

Following a strong second quarter performance, we maintain our position that 2005 will be a relatively flat revenue year with significantly improved profitability compared to 2004.  Therefore Veeco currently expects that third quarter revenues and orders will each be in the range of $95 to $105 million. Third quarter gross margins are expected to increase to 44%, on track with Veeco’s previously announced 2005 quarterly gross margin improvement plan.  Veeco’s profitability is expected to increase from the second quarter, with earnings per share to be between ($0.02) and $0.05 per share on a GAAP basis and between $0.08 and $0.13 per share, excluding amortization of $4.0 million, using a 35% tax rate.

Investor Conference Call/ Webcast

Veeco will host an investor conference call this morning, July 25, at 10 am ET to review these second quarter results.  You may listen to the call live at 800-289-0730 or through an audio webcast on the IR page of http://www.veeco.com.  This call will be archived for future reference.  A replay of the conference call will be available this afternoon through August 1, 2005 at 888-203-1112 or 719-457-0820 (code 5252499) or on the Veeco Web site.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, LED/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific.  Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations about market condition, market acceptance and future sales of Veeco’s products, Veeco’s future financial performance or disclosures, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of continuing weakness in end market conditions and the cyclical nature of the compound semiconductor/wireless, data storage, semiconductor and research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K .

-Financial Tables Attached-

Veeco Instruments Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Net sales	$103,415	$99,246	$197,265	$190,109
Cost of sales	59,989	58,331	116,307	112,396
Gross profit	43,426	40,915	80,958	77,713

Costs and expenses:
Selling, general and administrative expense	21,435	21,686	41,606	41,576
Research and development expense	15,863	14,589	30,687	28,616
Amortization expense	4,026	4,575	8,516	9,471
Other expense (income), net	70	(355)	(28)	(641)

Operating income (loss)	2,032	420	177	(1,309)

Interest expense, net	1,959	2,239	4,105	4,438

Income (loss) from operations, before income taxes	73	(1,819)	(3,928)	(5,747)

Income tax expense (benefit)	522	(162)	1,223	(1,380)

Net loss	$(449)	$(1,657)	$(5,151)	$(4,367)

Net loss per common share	$(0.02)	$(0.06)	$(0.17)	$(0.15)

Weighted average shares outstanding	29,863	29,649	29,859	29,608
Diluted weighted average shares outstanding	29,863	29,649	29,859	29,608

Veeco Instruments Inc.

Reconciliation of operating income (loss) to earnings excluding certain charges

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Operating income (loss)	$2,032	$420	$177	$(1,309)

Adjustments:

Amortization expense	4,026	4,575	8,516	9,471

Purchase accounting adjustments	—	—	—	1,498	(1)

Earnings excluding certain charges before interest, income taxes and amortization (“EBITA”)	6,058	4,995	8,693	9,660

Interest expense, net	1,959	2,239	4,105	4,438

Earnings excluding certain charges before income taxes	4,099	2,756	4,588	5,222

Income tax provision at 35%	1,435	965	1,606	1,828

Earnings excluding certain charges	$2,664	$1,791	$2,982	$3,394

Earnings excluding certain charges per diluted share	$0.09	$0.06	$0.10	$0.11

Diluted weighted average shares outstanding	30,003	30,177	30,017	30,252

(1) The $1.5 million in purchase accounting adjustments for the six months ended June 30, 2004 is for the required adjustments to gross profit to reflect the required capitalization of profit in inventory and permanent elimination of certain deferred revenue from the TurboDisc and Aii acquisitions.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain charges and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used by management to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$109,356	$100,276
Accounts receivable, net	75,740	85,914
Inventories	100,420	110,643
Prepaid expenses and other current assets	6,214	9,039
Deferred income taxes	2,963	3,096
Total current assets	294,693	308,968

Property, plant and equipment, net	70,808	73,513
Goodwill	94,755	94,645
Long-term investments	3,582	3,541
Other assets, net	89,853	96,246
Total assets	$553,691	$576,913

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,256	$25,476
Accrued expenses	44,361	63,438
Deferred profit	2,637	1,196
Current portion of long-term debt	364	354
Income taxes payable	1,162	1,702
Total current liabilities	76,780	92,166

Long-term debt	229,395	229,581
Other non-current liabilities	2,831	2,814
Total non-current liabilities	232,226	232,395

Shareholders’ equity	244,685	252,352
Total liabilities and shareholders’ equity	$553,691	$576,913